                                                                      EXHIBIT 11

                            FLAGSTAR COMPANIES, INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                YEAR ENDED DECEMBER 31,
($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                  1992 (A)      1993 (A)         1994         1995 (A)     1996 (A)
PRIMARY EARNINGS (LOSS) PER SHARE

Adjustment of common and equivalent shares:
  Average number of common shares outstanding
     before adjustments.................................      24,883         42,370         42,369        42,431       42,434
  Assumed exercise of stock warrants and options........          --             --          9,854            --           --
     Total average outstanding and equivalent common
       shares...........................................      24,883         42,370         52,223        42,431       42,434
Adjustment of net income (loss) applicable to common
  shareholders:
  Loss from continuing operations.......................   $ (39,225)   $(1,238,564)   $   (16,820)   $ (132,906)   $ (85,460)
  Interest on senior debt, net..........................          --             --         23,939            --           --
  Dividends on preferred stock..........................      (6,064)       (14,175)       (14,175)      (14,175)     (14,175)
  Adjusted loss from continuing operations..............     (45,289)    (1,252,739)        (7,056)     (147,081)     (99,635)
  Income (loss) from discontinued operations............     (12,550)      (409,671)       392,670        77,241           --
  Adjusted income (loss) before extraordinary item
     and cumulative effect of change in accounting
     principle..........................................     (57,839)    (1,662,410)       385,614       (69,840)     (99,635)
  Extraordinary items, net..............................    (155,401)       (26,405)       (11,757)          466           --
  Cumulative effect of change in accounting principle,
     net................................................     (17,834)       (12,010)            --            --           --
  Adjusted net income (loss) applicable to common
     shareholders.......................................   $(231,074)   $(1,700,825)   $   373,857    $  (69,374)   $ (99,635)
Primary earnings (loss) per share applicable to common
  shareholders:
  On continuing operations..............................   $   (1.82)   $    (29.56)   $     (0.14)   $    (3.47)   $   (2.35)
  On discontinued operations, net.......................       (0.50)         (9.67)          7.52          1.82           --
  On income (loss) before extraordinary items
     and cumulative effect of change in accounting
     principle..........................................       (2.32)        (39.23)          7.38         (1.65)       (2.35)
  On extraordinary items, net...........................       (6.25)         (0.62)         (0.22)         0.01           --
  On cumulative effect of change in accounting
     principle, net.....................................       (0.72)         (0.29)            --            --           --
  On net income (loss)..................................   $   (9.29)   $    (40.14)   $      7.16    $    (1.64)   $   (2.35)

(A) The assumed exercise of the Company's warrants and options is not presented because such exercise would produce an anti-dilutive result.

                                                                      EXHIBIT 11

                            FLAGSTAR COMPANIES, INC.

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                                   YEAR ENDED DECEMBER 31,
($ IN THOUSANDS EXCEPT PER SHARE AMOUNTS)                       1992 (A)      1993 (A)        1994      1995 (A)     1996 (A)
FULLY DILUTED EARNINGS (LOSS) PER SHARE

Adjustment of common and equivalent shares:
  Average number of common shares outstanding
     before adjustments......................................      24,883         42,370      42,369       42,431      42,434
  Assumed exercise of stock warrants and options.............          --             --       9,854           --          --
  Assumed conversion of convertible debentures...............          --             --       4,136           --          --
  Assumed conversion of preferred stock......................          --             --       8,562           --          --
     Total average outstanding and equivalent common
       shares................................................      24,883         42,370      64,921       42,431      42,434
Adjustment of net income (loss) applicable to common
  shareholders:
  Loss from continuing operations............................   $ (39,225)   $(1,238,564)   $(16,820)   $(132,906)   $(85,460)
  Interest on senior debt, net...............................          --             --      23,939           --          --
  Interest on convertible debentures, net....................          --             --       9,628           --          --
  Dividends on preferred stock...............................      (6,064)       (14,175)         --      (14,175)    (14,175)
  Adjusted loss from continuing operations...................     (45,289)    (1,252,739)     16,747     (147,081)     99,635
  Income (loss) from discontinued operations.................     (12,550)      (409,671)    392,670       77,241          --
  Adjusted income (loss) before extraordinary item
     and cumulative effect of change in accounting
     principle...............................................     (57,839)    (1,662,410)    409,417      (69,840)    (99,635)
  Extraordinary items, net...................................    (155,401)       (26,405)    (11,757)         466          --
  Cumulative effect of change in accounting principle, net...     (17,834)       (12,010)         --           --          --
  Adjusted net income (loss) applicable to common
     shareholders............................................   $(231,074)   $(1,700,825)   $397,660    $ (69,374)   $(99,635)
Fully diluted earnings (loss) per share applicable to common shareholders:
  On continuing operations...................................   $   (1.82)   $    (29.56)   $   0.26    $   (3.47)   $  (2.35)
  On discontinued operations, net............................       (0.50)         (9.67)       6.05         1.82          --
  On income (loss) before extraordinary items
     and cumulative effect of change in accounting
     principle...............................................       (2.32)        (39.23)       6.31        (1.65)      (2.35)
  On extraordinary items, net................................       (6.25)         (0.62)      (0.18)        0.01          --
  On cumulative effect of change in accounting principle,
     net.....................................................       (0.72)         (0.29)         --           --          --
  On net income (loss).......................................   $   (9.29)   $    (40.14)   $   6.13    $   (1.64)   $  (2.35)

(A) The assumed exercise of the Company's warrants, options, 10% Convertible Debentures, and $2.25 Preferred Stock is not presented because such exercise and conversion would produce and anti-dilutive result.